As filed with the Securities and Exchange Commission on
                        September 22, 1997.
                                Registration No. 333-____________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                       ___________________

                            FORM S-8
                  JOINT REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                       ___________________



   SANTA ANITA REALTY                            SANTA ANITA
    ENTERPRISES, INC.                          OPERATING COMPANY
(Exact name of registrant as              (Exact name of registrant as
specified in its charter)                  specified in its charter)

        Delaware                                 Delaware
(State or other jurisdiction of           ( State or other jurisdiction
incorporation or organization)            of incorporation or organization)

       95-3520818                               95-3419438
(I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)

301 West Huntington Drive, Suite 405      285 West Huntington Drive
Arcadia, California 91007                 Arcadia, California 91007
(Address of principal executive offices)  (Address of principal executive offices)



                 SANTA ANITA REALTY ENTERPRISES, INC.
                 NONSTATUTORY STOCK OPTION AGREEMENT
                      (Full title of the plan)

    Brian L. Fleming                             Kathryn J. McMahon
     P.O. Box 60025                                P.O. Box 60014
Arcadia, California 91066-6025              Arcadia, California 91066-6014
     (818) 574-5550                                 (818) 574-7223
(Name, address and telephone                (Name, address and telephone
number of agent for service)                number of agent for service)

                       ___________________

                            Copy to:
                    Frederick B. McLane, Esq.
                      O'MELVENY & MYERS LLP
                      400 South Hope Street
               Los Angeles, California 90071-2899
                       ___________________

                CALCULATION  OF REGISTRATION FEE


                                     Proposed           Proposed
                                     maximum            maximum
Title of                Amount       offering price     per aggregate     Amount of
securities              to be        unit of Paired     offering          registration
to be registered        registered   Common Stock       price             fee

Paired Common Stock<1>  200,000<2>   $15.25<3>          $3,050,000<3>     $924.24<3>
                        shares

<1>   Santa Anita Realty Enterprises, Inc. Common Stock, par value
      $0.10 per share (the "Realty Common Stock"), paired with Santa Anita Operating Company Common Stock, par value $0.10 (the "Operating Company Common Stock"). Includes rights (the "Rights") issuable pursuant to the Rights Agreement, dated June 15, 1989, among Santa Anita Realty Enterprises, Inc., Santa Anita Operating Company, and Union Bank, as Rights Agent. One Right will be issued with respect to each share of Realty Common Stock issued under the Plan.

<2>   This Joint Registration Statement covers, in addition to the number of shares of Paired Common Stock stated above, options to purchase or acquire the shares of Paired Common Stock covered by the Prospectus and, pursuant to Rule 416, an additional indeterminate number of shares which by reason of certain events specified in the Plan may become subject to the Plan.

<3>   Pursuant to Rule 457(h), the aggregate offering price and the fee were computed on the basis of the price at which the options may be exercised.


              The Exhibit Index included in this Joint
               Registration Statement is at page 11.

                             PART I

                   INFORMATION REQUIRED IN THE
                    SECTION 10(a) PROSPECTUS


          The documents containing the information specified in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended.

                             PART II

                   INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents of Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating Company", Realty and Operating Company being sometimes referred to herein individually as a "Registrant" and collectively as the "Registrants") filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) Registrants' Joint Annual Report on Form 10-K, as amended by amendments on Form 10K/A, for the fiscal year ended
          December 31, 1996.

     (b) Registrants' Joint Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (c) Registrants' Joint Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     (d) Registrants' Joint Current Reports on Form 8-K, event date January 7, 1997, event date April 13, 1997 and event date April 13, 1997; and

     (e) The descriptions of the Realty Common Stock, the Rights and the Operating Company Common Stock which are contained in registration statements filed under the Exchange Act, and any amendment or report filed for the purpose of updating such descriptions.


All documents subsequently filed by the Registrants pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Joint Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Joint Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Joint Registration Statement.


ITEM 4.   DESCRIPTION OF SECURITIES

          Each of the Realty Common Stock, the Rights, and the Operating Company Common Stock are registered pursuant to
Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not Applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          As permitted by Section 102 of the General Corporation Law of Delaware (the "GCL"), both the Certificate of Incorporation of Realty and the Certificate of Incorporation of Operating Company eliminate personal liability of its respective directors to such company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to such company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under Section 174 of the GCL relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

          As permitted by Section 145 of the GCL, Realty's By-Laws and Operating Company's By-Laws provide for indemnification of directors and officers (and permit the respective Boards of Directors to provide for indemnification of employees and agents) of such Registrants against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and other amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of such Registrant and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the respective Registrant, such a person may be indemnified only for expenses (including attorneys' fees) and may not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the respective Registrant, unless and only to the extent the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper. In each case, indemnification of an officer or director shall be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the shareholders, unless the officer or director has been successful on the merits or otherwise in defense of any such action or suit, in which case he shall be indemnified without such authorization.
Both Realty's By-Laws and Operating Company's By-Laws require such Registrant to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by such Registrant of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification and permit such Registrant to advance such expenses to other employees and agents of such Registrant upon such terms and conditions as are specified by the respective Registrant's Board of Directors. The advancement of expenses, as well as indemnification, pursuant to each Registrant's By-Laws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from such Registrant may have.

          Individual indemnification agreements (the
"Indemnification Agreements") have been entered into by each Realty and Operating Company with certain of its directors and officers. The Indemnification Agreements provide for indemnification to the fullest extent permitted by law and provide contractual assurance to directors and officers that indemnity and advancement of expenses will be available to them regardless of any amendment or revocation of such Registrant's By-Laws.

          Both Realty's By-Laws and Operating Company's By-Laws permit such Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of such Registrant against liability asserted against him or her in any such capacity, whether or not such Registrant would have the power to indemnify him against such liability under the provisions of the By-Laws. Both Realty and Operating Company maintain liability insurance providing officers and directors with coverage with respect to certain liabilities.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.


ITEM 8.   EXHIBITS

          See the attached Exhibit Index.


ITEM 9.   UNDERTAKINGS

     (a)  The undersigned Registrants hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Joint Registration Statement:

                          (i) To include any prospectus required
               by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                         (ii) To reflect in the prospectus any
               facts or events arising after the effective date of the Joint Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Joint Registration Statement; and

                         (iii)      To include any material
               information with respect to the plan of
               distribution not previously disclosed in the Joint
               Registration Statement or any material change to such information in the Joint Registration
               Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Joint Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Joint Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 6 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Realty certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arcadia, State of California, as of September 11, 1997.

                         SANTA ANITA REALTY ENTERPRISES, INC.


                         By:   /s/ Brian L. Fleming
                              Name:   Brian L. Fleming
                              Title:  Acting President and
                                      Chief Executive
                                      Officer and Executive Vice
                                      President
                                      and Chief Financial
                                      Officer (Principal
                                      Executive and Financial
                                      Officer)


          Pursuant to the requirements of the Securities Act of 1933, Operating Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arcadia, State of California, as of September 11, 1997.

                         SANTA ANITA OPERATING COMPANY


                         By:   /s/ William C. Baker
                              Name:    William C. Baker
                              Title:   Chairman of the
                                       Board and Chief Executive
                                       Officer (Principal
                                       Executive Officer)


                        POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints William C. Baker, Brian L. Fleming and Kathryn J. McMahon his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Joint Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Joint Registration Statement has been signed below by the following persons in the capacities indicated as of September
11, 1997.


     SIGNATURE              TITLE


/s/ William C. Baker        Chairman of the Board and Chief Executive
William C. Baker            Officer (Principal Executive Officer) of
                            Operating Company and Chairman of the
                            Board of Realty


/s/ Richard S. Cohen        Director of Operating Company and Director
Richard S. Cohen            of Realty


_________________           Director of Operating Company and Director of
James P. Conn               Realty


/s/ Arthur Lee Crowe        Director of Operating Company and Director of
Arthur Lee Crowe            Realty


__________________          Director of Operating Company and Director of
John C. Cushman, III        Realty


/s/ Brian L.Fleming         Acting President and Chief Executive Officer and
Brian L. Fleming            Executive Vice President and Chief Financial
                            Officer (Principal Executive and
                            Financial Officer) of Realty and
                            Director of Realty

/s/ Clifford C. Goodrich    Executive Vice President and Director of
Clifford C. Goodrich        Operating Company


/s/ Taylor B. Grant         Director of Operating Company and Director of
Taylor B. Grant             Realty


/s/ J. Terrence Lanni       Director of Operating Company and Director of
J. Terrence Lanni           Realty


_____________________       Director of Operating Company and Director of
Thomas P. Mullaney          Realty


_____________________       Director of Operating Company and Director of
William D. Schulte          Realty


/s/ Elizabeth P. Haug       Controller (Principal Financial Officer) of
Elizabeth P. Haug           Operating Company


                          EXHIBIT INDEX


Exhibit                                                    Sequentially
Number      Description                                    Numbered Page
4.1         Nonstatutory Stock Option Agreement
            between Santa Anita Realty Enterprises,
            Inc. and William C. Baker, dated as of
            April 1, 1996 (incorporated by reference to
            the appendix to the revised definitive Joint
            Proxy Statement of Santa Anita Realty
            Enterprises, Inc. and Santa Anita Operating
            Company dated April 8, 1996).
4.2         Pairing Agreement by and between Santa
            Anita Realty Enterprises, Inc. and Santa
            Anita Operating Company, dated as of
            December 20, 1979 (incorporated by reference
            to Exhibit 5 to Registration Statement on
            Form 8-A of Santa Anita Operating Company
            filed February 5, 1980).

4.3         Rights Agreement, dated June 15, 1989,
            among Santa Anita Realty Enterprises, Inc.,
            Santa Anita Operating Company, and Union Bank,
            As Rights Agent (incorporated by reference to
            Exhibit 5 to Registration Statement on Form 8-A of Santa Anita Operating Company filed
            February 5, 1980).

5           Opinion of O'Melveny & Myers LLP.              12

23.1        Consent of Ernst & Young LLP                   14

23.2        Consent of KPMG Peat Marwick LLP               15

23.3        Consent of KPMG Peat Marwick LLP               16

23.4 Consent of O'Melveny & Myers LLP (included in Exhibit 5).

24.         Power of Attorney (included in this
            Registration Statement under "Signatures").


                                              EXHIBIT 5






                            September
                            22
                            1 9 9 7









(213) 669-6000
                                                  750,014-058


Santa Anita Realty Enterprises, Inc.
301 West Huntington Drive, Suite 405
Arcadia, California 91007

Santa Anita Operating Company
285 West Huntington Drive
Arcadia, California 91007

          Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act") of 200,000 shares of Common Stock of Santa Anita Realty Enterprises, Inc. ("Realty"), par value $0.10 per share ("Realty Common Stock"), and 200,000 shares of Common Stock of Santa Anita Operating Company ("Operating"), par value $0.10 per share ("Operating Common Stock"), to be issued in connection with the Nonstatutory Stock Option Agreement (the "Agreement"), dated April 1, 1996, by and between Realty and William C. Baker, pursuant to the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on September 22, 1997, you have requested our opinion set forth below. Such shares of Realty Common Stock and Operating Common Stock, which will be paired for transfer and trading purposes, are referred to herein as "Shares."

          We have considered such facts and examined such questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

          We are opining only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or of any other local agencies within any state.

          Subject to the foregoing and in reliance thereon, in our opinion, upon payment for and delivery of the Shares in accordance with the terms and conditions set forth in the Agreement and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Operating Common Stock and the Realty Common Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              O'MELVENY & MYERS LLP

                                                 EXHIBIT 23.1



                  CONSENT OF ERNST & YOUNG LLP

     We consent to the incorporation by reference of our report dated April 14, 1997 accompanying the financial statement and schedules of:

     (a)  Santa Anita Companies

     (b)  Santa Anita Realty Enterprises, Inc., and

     (c)  Santa Anita Operating Company and Subsidiaries

appearing in the above-listed entities' Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, for the year ended December 31, 1996 in the joint Registration Statement on Form S-8 and related Prospectus for the Nonstatutory Stock Option Agreement between Santa Anita Realty Enterprises, Inc. and William C. Baker filed by Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company.


                         Ernst & Young LLP

Los Angeles, California
September 16, 1997

                                                     EXHIBIT 23.2

                 CONSENT OF INDEPENDENT AUDITORS



The Boards of Directors
Santa Anita Realty Enterprise, Inc.

and

Santa Anita Operating Company:



We consent to incorporation by reference in the Joint Registration Statement on Form S-8 and related propsectus for the Nonstatutry Stock Option Agreement between Santa Anita Realty Enterprises, Inc. and William C. Baker filed by Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company of our report dated February 10, 1997, relating to the consolidated balance sheets of H-T Associates and subsidiary (the "Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Joint Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. Our report dated February 10, 1997, contains an explanatory paragraph that states that the Partnership's primary subsidiary is in technical default on its notes payable at December 31, 1996. As such, those notes may be callable at the lender's discretion. This technical default raises substantial doubt about the Partnership's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                      KPMG Peat Marwick LLP


San Diego, California
September 18, 1997

                                                     EXHIBIT 23.3

                 CONSENT OF INDEPENDENT AUDITORS



The Boards of Directors
Santa Anita Realty Enterprise, Inc.

and

Santa Anita Operating Company:



We consent to incorporation by reference in the Joint Registration Statement on Form S-8 and related propsectus for the Nonstatutry Stock Option Agreement between Santa Anita Realty Enterprises, Inc. and William C. Baker filed by Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company of our report dated February 7, 1997, relating to the balance sheets of Anita Associates as of December 31, 1996 and 1995, and the related statements of income, partners' deficit and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Joint Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company.


                      KPMG Peat Marwick LLP


San Diego, California
September 18, 1997